Exhibit 10.7

SECOND LEASE AMENDMENT

This Instrument is a Second Lease Amendment made as of this 1st day of August, 2007, by and between MERCHANDISE MART L.L.C., a Delaware limited liability company, having an office c/o Merchandise Mart Properties, Inc., Suite 470, 222 Merchandise Mart Plaza, Chicago, Illinois 60654 (hereinafter “Landlord”) and ALLSCRIPTS, LLC, a Delaware limited liability company (hereinafter “Tenant”).

WITNESSETH:

A. By Lease dated September 17, 2004, as amended by First Lease Amendment dated May 17, 2006 (hereinafter “Lease”) Landlord demised and leased to Tenant certain spaces on the 20th floor in the Building known as the Merchandise Mart, Chicago, Illinois, which space is more specifically described in the Lease (hereinafter “Premises”).

B. Tenant desires to add additional space to the Premises, and Landlord desires to accommodate such expansion.

C. Landlord and Tenant desire to amend the Lease upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant covenant and agree that effective as of the date hereof, the Lease shall be and the same hereby is amended as follows:

1. 2nd ADDITIONAL AREA. Effective as of August 1, 2007, the Lease is amended so that the Premises demised thereunder shall include, in addition to the Premises presently under Lease, the additional area on the Twentieth floor of the Building adjacent to Suite 2024 consisting of approximately 7,138 rsf, as more specifically shown on Exhibit “A-3” attached hereto and made a part hereof (“2nd Additional Area”), which 2nd Additional Area shall be subject to all of the terms, covenants, conditions, and agreements contained in the Lease. The 2nd Additional Area shall be considered part of the Premises and the Premises shall hereafter consist in its entirety of approximately 25,500 rsf.

2. 2nd ADDITIONAL AREA BASE RENT. Article 3 of the Lease is amended as follows so that the Base Rent payable for the Premises (including the Additional Area and the 2nd Additional Area) from and after August 1, 2007 shall be as follows:

SQUARE PERIOD	ANNUAL BASE RENT	MONTHLY INSTALLMENT	PER FOOT
08/01/07—12/31/07	$256,806.25	$51,361.25	$24.17
01/01/08—12/31/08	$631,635.00	$52,636.25	$24.77
01/01/09—12/31/09	$647,445.00	$53,953.75	$25.39
01/01/10—12/31/10	$663,765.00	$55,313.75	$26.03
01/01/11—12/31/11	$680,340.00	$56,695.00	$26.68
01/01/12—12/31/12	$697,425.00	$58,118.75	$27.35
01/01/13—12/31/13	$714,765.00	$59,563.75	$28.03
01/01/14—12/31/14	$732,615.00	$61,051.25	$28.73
01/01/15—12/31/15	$312,906.25	$62,581.25	$29.45

3. RENT ADJUSTMENTS/ TENANT’S PROPORTIONATE SHARE. From and after August 1, 2007, Tenant shall pay rent adjustments for the 2nd Additional Area in accordance with Article 4 of the Lease. Effective August 1, 2007, Article 4 of the Lease is hereby amended by deleting “.53%” and inserting “.74%” in its place, which was obtained by dividing 25,500 by 3,443,440.

4. TENANT WORK. Tenant accepts possession of the 2nd Additional Area in an AS-IS, where located condition, except that Landlord warrants that all installed mechanical systems shall be in proper working order upon deliver of possession of the 2nd Additional Area. Tenant shall, at its sole cost and expense, construct all Improvements in the 2nd Additional Area to create an appropriate office environment using a general contractor of its choice, such work defined below as Tenant’s Work. Landlord shall be responsible for all electrical service feeds to the 2nd Additional Area. Tenant’s Work performed by Tenant shall be made in full accordance with the plans and specifications approved by Landlord, which approval shall not be unreasonably withheld, and all Tenant Work shall be performed with in accordance with the terms of the Lease.

5. TENANT IMPROVEMENT ALLOWANCE. A. Upon Tenant’s completion of its Tenant’s Work and occupancy of the 2nd Additional Area, Landlord shall pay Tenant toward the cost of its Tenant’s Work in the 2nd Additional Area, as well as for its portion of Landlord’s Common Area Work defined below, the sum of Three Hundred Sixty Four Thousand Seven Hundred Eighty One and  54/100 Dollars ($364,781.54) (“Tenant Improvement Allowance”), in a single lump sum payment, irrespective of the actual costs of such Tenant’s Work, provided that Tenant shall have first delivered to Landlord contractors’ affidavits and final waivers of lien reasonably acceptable to Landlord, which establish the actual cost of, and full payment for, Tenant’s Work in the 2nd Additional Area and provided Tenant shall otherwise comply with the provisions of the Lease. Tenant shall use at least ninety percent (90%) of the Allowance towards “hard” costs of such work to include but not be limited to construction, decoration, communication infrastructure, construction supervisory fee, architectural work, furniture, and engineering fees (“Tenant’s Work”). The foregoing Allowance is for Tenant personally and may not be applied to or used for any other space or for the benefit of any subtenant or assignee of Tenant. It shall be a condition to the application of such Tenant Improvement Allowance that Tenant not be in default under any of the terms, covenants and conditions of the Lease at the time such Tenant Improvement Allowance or any part thereof is requested.

B. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that in the event the Term of the Lease is terminated, or Tenant’s right of possession is terminated, due to a default by Tenant prior to the scheduled end of the Term, then in either such event, Tenant agrees to repay to Landlord as additional rent an amount equal to the then unamortized amount of the Tenant Improvement Allowance, calculated on a straight-line basis over the Term so provided by Landlord to Tenant at 9% interest thereon. Landlord shall be entitled to recover from Tenant, and Tenant hereby agrees to pay, such unamortized sums as additional rent due and owing under the Lease in the manner provided for the recovery of rent

6. LANDLORD’S COMMON AREA WORK. Article 33 (C) is hereby revised by deleting the last full paragraph of that Article and inserting paragraph (4) in the following manner:

“(4) Landlord shall replace the handicap lift in the common corridor adjacent to the Premises. This replacement work has been estimated at $45,000, of which Tenant has agreed to pay for 50% of this replacement out of the Tenant Improvement Allowance.”

7. ABATEMENT. In consideration of the covenants and agreements herein contained, and so long as Tenant is not in default under the terms, covenants and agreements contained in this Lease, it is expressly understood and agreed that the Base Rent for the period beginning August 1, 2007 and ending December 18, 2007, in the amount of Fourteen Thousand Three Hundred Seventy Seven and  12/100 Dollars ($14,377.12) per month, for a total of Sixty Six Thousand One Hundred Thirty Four and  75/100 Dollars ($66,134.75) (“2nd Additional Area Abatement”) shall abate and Tenant shall have no liability therefore; provided, however, that in the event this Lease, or Tenant’s right of possession, is terminated prior to the regularly scheduled expiration date of the Term due to a default by Tenant, then in such event, in addition to all other rights and remedies available to Landlord hereunder, Tenant agrees to pay to Landlord as additional rent under this Lease an amount equal to the unamortized amount of the 2nd Additional Area Abatement as of the date of such termination. Notwithstanding anything herein to the contrary, Tenant may choose to convert any portion of this 2nd Additional Area Abatement to Tenant Improvement Allowance as defined herein above.

8. PRIOR OCCUPANCY. Notwithstanding the provisions of Section 2 hereof, if Tenant shall enter possession of the 2nd Additional Area prior to August 1, 2007, all of the covenants and conditions of the Lease shall be binding on the parties hereto in respect to such possession effective the date when Tenant entered into such possession, except Tenant shall not be obligated to pay any rent for any period prior to August 1,2007.

9. ROOFTOP PATIO. (A) Subject to Landlord’s prior reasonable approval (including the review and approval of Landlord’s engineer) of Tenant’s plans and specifications therefor, Tenant shall have the right to construct and maintain a roof-top-patio of approximately 1000 square feet (i) on the twenty (20th) floor level in the area generally shown and described on Exhibit H attached hereto and made a part hereof. In the event any Improvements to the structural elements of the Building are deemed necessary or desirable by Landlord for the protection of the roof, Tenant agrees to perform such Improvements at Tenant’s sole cost and expense as a condition to Tenant’s right to construct such patio. Tenant’s construction of the patio shall be in accordance with Article 8 hereof. Upon expiration of the Term, in the event Landlord so requests, Tenant shall promptly after reasonable notice remove any such patio and repair and restore any damage caused to the roof or the Building in connection with such installation or removal. Tenant’s use of the patio shall be subject to such reasonable rules and regulations as Landlord may impose from time to time. During the Term hereof, Landlord agrees not to construct any permanent structure, improvement, addition or obstruction, or (subject to Landlord’s rights hereunder to maintain, repair and restore the Building, including without limitation Landlord’s repair rights under Article 7(B) hereof) any temporary structure, improvement, addition or obstruction which materially impairs Tenant’s use or ability to construct, in the areas designated for the construction of the patio as generally shown and described on Exhibit H. Articles 7, 8, 11 and 25 of the Lease shall apply to any such patio as if such patio were part of the Premises demised hereunder. Tenant shall pay rent for such patio space in the amount of Six and  50/100 Dollars ($6.50) per rentable square foot per year. On the yearly anniversary of the commencement date for the patio space, the patio space rent shall be increased by an amount equal to the product of (i) 2.5% multiplied times (ii) the then applicable patio space rent. The patio space rent shall be payable at the same time and in the same manner as Base Rent as provided in Article 3 hereof.

(B) Tenant agrees to observe and to cause its employees, agents and servants to observe the comply, at all times, with the following additional rules and regulations regarding the rooftop patio space: (i) Tenant shall not allow anything to be placed against or near the edge of the rooftop; (ii) Tenant shall not deposit, throw or in any other manner allow any items to be dropped over the side of the Building and/or over the edge of the rooftop; (iii) all persons located on the rooftop patio space shall maintain a discreet and safe distance from the edge of the rooftop at all times; (iv) Tenant shall not allow any materials or activities to be located on or conducted from such rooftop patio space that could be an interference with aircraft, telecommunications equipment or other similar equipment located on or about the Building; (v) there shall be no cooking, loud music or other unsightly, obtrusive, or possibly intrusive activities allowed in the rooftop area.

(C) Without in any way limiting any other indemnities given by Tenant hereunder, Tenant shall protect, indemnify, defend and save Landlord, its members and their respective officers, managers, directors, members, partners, beneficiaries, employees or agents harmless from and against any and all liabilities, damages, costs, claims, obligations and expenses arising out of or in connection with Tenant or its agents, contractors, servants, employees or invitees’ use or occupancy of the rooftop patio space or Tenant or its agents, contractors, servants, employees or invitees’ activities in or about the rooftop patio space, except to the extent any such damage is caused by the negligence or intentional acts of Landlord, its members or their respective agents, contractors, servants or employees.

10. BROKERS. Tenant represents and warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker in the negotiation or making of this Second Lease Amendment, and Tenant agrees to indemnify and hold harmless Landlord from the claim or claims of any broker or brokers claiming to have interested Tenant in the Building or Premises or claiming to have caused Tenant to enter into this Second Lease Amendment.

11. DEFINED TERMS/RATIFICATION. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Lease. Except as expressly modified and amended by this Second Lease Amendment, the terms, conditions, covenants and agreements of the Lease are hereby ratified and confirmed.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Lease Amendment to be executed the date first above written.

TENANT:		LANDLORD:

ALLSCRIPTS, LLC		MERCHANDISE MART L.L.C.,
a Delaware limited liability company		a Delaware limited liability company

BY:	/s/ Lee Shapiro	By:	VORNADO REALTY L.P., its managing member
Lee Shapiro, President

ATTEST:	/s/ Brian Vandenberg		By: VORNADO REALTY TRUST, its general partner
Brian Vandenberg, Legal Counsel

			By:	/s/ Christopher G. Kennedy
Christopher G. Kennedy, President
Merchandise Mart Properties, Inc.